Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
November 9, 2007OTCBB:	RNCH

Rancher Energy Corp. Announces Fiscal 2008 Second Quarter Financial Results

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced financial results for its second quarter and six-month period ended September 30, 2007.

Second Quarter Summary

The Company reported revenue of $1.7 million in the second quarter as compared with no revenue in the same quarter last year. Second quarter revenue was up 24% over first quarter revenue, reflecting higher oil prices and increased production. In the second quarter Rancher Energy sold 23,622 barrels of oil - its net interest - at an average price of $69.88 per barrel versus 22,434 net barrels at an average price of $59.31 in the first quarter. Gross oil production from the Company’s Cole Creek South, South Glenrock B, and Big Muddy Fields in the Powder River Basin in the second quarter was approximately 341 BOPD. Over the past six months the Company has increased production from its three fields from approximately 307 BOPD to a current gross production of 341 BOPD.

Total operating expenses in the second quarter increased to $2.9 million from $791,000 in the same quarter last year when operating expenses were relatively modest because the Company had not yet acquired any producing properties. With the acquisitions of three oil fields during December 2006 and January 2007, customary operating expenses increased significantly. The largest expense category was general and administrative, which grew to $1.5 million in the second quarter from $395,000 a year ago as the Company increased its workforce to support oil & gas infrastructure investments and incurred higher costs associated with Sarbanes-Oxley compliance, audit and legal fees, and reservoir engineering. The $1.5 million in general and administrative expense included $327,000 in non-cash expenses related to stock-based and restricted stock compensation expense.

The Company incurred more than $1.3 million in mostly non-cash net other expense during the second quarter, primarily as a result of nearly $1.3 million in non-cash liquidated damages associated with delayed effectiveness of the registration statement relating to the December 2006 and January 2007 private placement. With the registration statement declared effective on October 31 of this year, the Company expects to incur a final, although smaller, expense in this category in the third quarter. Net loss in the second quarter was $2.7 million, or $0.02 per basic and fully diluted share, versus a net loss of $767,000, or $0.02 per basic and fully diluted share, in the same quarter last year.

Six-Month Summary

Revenue through six months increased to nearly $3.0 million from no revenue in the same period last year. For the year-to-date period the Company has sold 46,056 barrels of oil at an average price of $64.73.

Total operating expenses in the six-month period were $6.7 million versus $1.4 million in the same period last year when the Company had no oil & gas operations. General and administrative expense increased to $4.1 million from $1.0 million in the same period last year. This increase is comprised primarily of costs associated with building the Company’s oil & gas infrastructure. Additional factors included higher personnel costs, professional fees and reservoir engineering. Nearly $1.0 million of the $4.1 million in general and administrative expense was non-cash expense related to stock-based and restricted stock compensation.

Total other expense in the six-month period was $2.7 million, a figure that included $2.6 million in non-cash charges related to delayed effectiveness of the registration statement. Net loss in the six-month period was $6.4 million, or $0.06 per basic and diluted share, as compared with $1.4 million, or $0.04 per basic and diluted share, in the same period last year.

The Company closed the second quarter with $1.4 million in cash and cash equivalents. However, subsequent to the end of the quarter, on October 17, 2007, the Company raised net proceeds of $11.6 million in a debt financing that, in addition to strengthening available working capital, is planned to fund the Company’s initial operational and growth initiatives beginning in the fourth quarter of 2007.

“Our recent debt financing enables us to move forward on a number of important projects designed to increase near-term production and lay critical groundwork for our major CO2 recovery program over the long term,” said John Works, President & CEO of Rancher Energy. “We are currently working on a larger financing to fund completion of the Big Muddy waterflood project beginning in the first half of 2008. We expect to follow that with a significant permanent financing to fund our CO2 program commencing in 2009. We believe the steady increase in crude oil prices will enhance our capital formation plans. We have key elements of our CO2 program already in place, including a long-term CO2 supply agreement and engagement of pipeline engineering and surface facilities consultants Trigon EPC, LLC and Nicholas Consulting Group, Inc. (NCG), respectively.”

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using waterflood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to implement its waterflood plan, to construct pipeline and other infrastructure, and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-928-7754

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Rancher Energy Corp.
Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Oil and gas sales	$1,650,628	$-	$2,981,107	$-
Operating expenses:
Production taxes	201,182	-	362,651	-
Lease operating expenses	712,195	-	1,312,109	-
Depreciation, depletion and amortization	368,724	-	700,256	-
Impairment of unproved properties	-	395,785	-	395,785
Accretion expense	31,618	-	77,608	-
Exploration expense	89,670	-	130,828	-
General and administrative expense	1,545,734	395,214	4,130,160	966,282
Total operating expenses	2,949,123	790,999	6,713,612	1,362,067
Loss from operations	(1,298,495)	(790,999)	(3,732,505)	(1,362,067)
Other income (expense):
Liquidated damages pursuant to
registration rights arrangement	(1,268,283)	-	(2,645,393)	-
Interest expense	(41,941)	1,644	(113,180)	(33,000)
Write-off of deferred financing costs	(99,254)	-	(99,254)	-
Interest and other income	78,943	22,120	183,381	23,485
Total other income (expense)	(1,330,535)	23,764	(2,674,446)	(9,515)
Net loss	$(2,629,030)	$(767,235)	$(6,406,951)	$(1,371,582)
Basic and fully diluted net loss per share	$(0.02)	$(0.02)	$(0.06)	$(0.04)
Basic and fully diluted weighted
average shares outstanding	108,018,888	37,598,545	105,888,646	33,336,427

Rancher Energy Corp.
Consolidated Balance Sheets
(Unaudited)

	September 30,	March 31,
	2007	2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,444,420	$5,129,883
Accounts receivable	633,029	453,709
Prepaid expenses	49,857	-
Total current assets	2,127,306	5,583,592
Oil & gas properties, at cost (successful efforts method):
Unproved	56,998,862	56,079,133
Proved	18,667,591	18,552,188
Less: Accumulated depletion, depreciation
and amortization	(966,951)	(347,821)
Net oil & gas properties	74,699,502	74,283,500
Other assets, net of accumulated depreciation of
$109,006 and 27,880, respectively	2,144,502	1,610,939
Total assets	$78,971,310	$81,478,031
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,535,611	$1,542,840
Accrued oil & gas property costs	291,867	250,000
Asset retirement obligation	180,260	196,000
Liquidated damages pursuant to registration
rights arrangement	1,227,626	2,705,531
Total current liabilities	3,235,364	4,694,371
Long-term liabilities:
Accrued liabilities	306,160	-
Asset retirement obligation	1,090,723	1,025,567
Total long-term liabilities	1,396,883	1,025,567
Commitments and contingencies
Stockholders’ equity:
Common stock	1,117	1,021
Additional paid-in capital	89,973,759	84,985,934
Accumulated deficit	(15,635,813)	(9,228,862)
Total stockholders’ equity	74,339,063	75,758,093
Total liabilities and stockholders’ equity	$78,971,310	$81,478,031

Rancher Energy Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(6,406,951)	$(1,371,582)
Adjustments to reconcile net loss to cash used for
operating activities:
Depreciation, depletion, and amortization	700,256	1,800
Impairment of unproved properties	-	395,785
Accretion expense	77,608	-
Settlement of asset retirement obligation	(46,665)	-
Liquidated damages pursuant to registration
rights arrangement	2,645,393	-
Imputed interest expense	112,488	33,453
Stock-based compensation expense	570,034	529,375
Restricted stock compensation expense	155,095	-
Services exchanged for common stock - non-employee directors	-	148,497
Services exchanged for common stock - non-employee	112,499	-
Other	-	2,284
Changes in operating assets and liabilities:
Accounts receivable	(179,320)	-
Prepaid expenses	(49,857)	-
Other assets	6,416	-
Accounts payable and accrued liabilities	298,930	86,290
Net cash used for operating activities	(1,855,577)	(322,595)

Cash flows from investing activities:
Capital expenditures for oil & gas properties	(1,466,291)	(2,800,167)
Proceeds from conveyance of unproved oil & gas properties	491,500	-
Increase in other assets	(619,144)	(37,709)
Net cash used for investing activities	(1,593,935)	(2,837,875)

Cash flows from financing activities:
Payment of deferred financing costs	(1,951)	-
Proceeds from issuance of convertible notes payable	-	150,000
Payments of convertible notes payable	-	(150,000)
Proceeds from notes payable converted to common stock	-	500,000
Proceeds from sale of common stock and warrants	-	8,093,397
Proceeds from issuance of common stock upon
exercise of stock options	12	-
Payment of offering costs	(234,012)	-
Net cash provided by (used for) financing activities	(235,951)	8,593,397
Increase (decrease) in cash and cash equivalents	(3,685,463)	5,432,926
Cash and cash equivalents, beginning of period	5,129,883	46,081
Cash and cash equivalents, end of period	$1,444,420	$5,479,007